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                                                                    Exhibit 23.1


                            INDEPENDENT AUDITORS' CONSENT

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF MICRO WAREHOUSE, INC.:

     We consent to incorporation by reference in the registration statement on Form S-3 of Micro Warehouse, Inc. of our reports dated February 18, 1998, relating to the consolidated balance sheets of Micro Warehouse, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows, and the related schedule, for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 annual report on Form 10-K of Micro Warehouse, Inc., and to the reference to our firm under the heading "Experts".




Stamford, Connecticut                             KPMG PEAT MARWICK LLP
July 20, 1998